SOUTHWEST AIRLINES REPORTS JULY TRAFFIC

DALLAS, TEXAS – August 11, 2015 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its July and year-to-date preliminary traffic statistics. The Company flew 11.5 billion revenue passenger miles (RPMs) in July 2015, an 8.2 percent increase from the 10.6 billion RPMs flown in July 2014. Available seat miles (ASMs) increased 7.0 percent to 13.1 billion in July 2015, compared with the July 2014 level of 12.3 billion. The July 2015 load factor was an all-time record 87.7 percent, compared with 86.7 percent in July 2014. Based on these results and current trends, the Company estimates its third quarter 2015 operating revenue per ASM (RASM) will decrease approximately 1.0 percent, compared with third quarter 2014.

For the first seven months of 2015, the Company flew 68.2 billion RPMs, compared with 63.4 billion RPMs flown for the same period in 2014, an increase of 7.6 percent. Year-to-date ASMs increased 6.6 percent to a level of 81.9 billion, compared with the 76.8 billion for the same period in 2014. The year-to-date load factor was 83.3 percent, compared with 82.5 percent for the same period in 2014.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.
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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

JULY
	2015	2014	Change
Revenue passengers carried	11,042,296	10,311,076	7.1%
Enplaned passengers	13,628,493	12,808,749	6.4%
Revenue passenger miles (000s)	11,503,195	10,632,595	8.2%
Available seat miles (000s)	13,120,858	12,259,044	7.0%
Load factor	87.7%	86.7%	1.0 pts.
Average length of haul	1,042	1,031	1.1%
Trips flown	115,017	113,099	1.7%

YEAR-TO-DATE
	2015	2014	Change
Revenue passengers carried	68,286,034	64,521,999	5.8%
Enplaned passengers	83,397,735	79,255,470	5.2%
Revenue passenger miles (000s)	68,222,442	63,377,909	7.6%
Available seat miles (000s)	81,894,353	76,829,838	6.6%
Load factor	83.3%	82.5%	0.8 pts.
Average length of haul	999	982	1.7%
Trips flown	737,896	740,080	(0.3)%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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